Exhibit 21.1

SUBSIDIARIES OF POWELL INDUSTRIES, INC.

Name of Domestic Subsidiary

Powell Electrical Systems, Inc.
Transdyn, Inc
Powell Industries International, Inc.
     Powell Industries China, Inc.
     Powell Industries Asia, Inc.
Powell-ESCO Company
Powell Energy Systems, Inc. (Inactive)
Transdyn Controls, Inc.	State of Incorporation Delaware Delaware Delaware Delaware Delaware Texas Nevada California